Exhibit 23.5
Consent of Independent Auditor

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3/A No. 333-187561) and related Prospectus of Essex Property Trust, Inc. for the registration of its common stock, preferred stock, preferred stock represented by depositary shares, warrants and other rights to purchase common stock, stock purchase contracts, units representing an interest in two or more other securities, debt securities and guarantees of debt securities and of Essex Portfolio, L.P. for the registration of its debt securities and to the incorporation by reference and inclusion therein of our report dated March 11, 2013, with respect to the statements of revenue and certain expenses of PPC Montebello, LLC for the period April 5, 2010 (inception) through December 31, 2010, and for the year ended December 31, 2011 included in the Prospectus and in Essex Property Trust, Inc.'s Current Report on Form 8-K, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP
San Francisco, California
April 4, 2013